Exhibit 10.24
Confidential
Amendment No. 1 to the
Amended and Restated Agreement of
Limited Partnership of Rush Street Interactive, LP
This Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP (this “Amendment”) is entered into and effective as of February 25, 2025 by the sole general partner, RSI GP, LLC, a Delaware limited liability company (the “General Partner”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Original LP Agreement.
WHEREAS, Rush Street Interactive, LP, a Delaware limited partnership (the “Partnership”) is governed by that certain Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, dated as of December 29, 2020 (the “Original LP Agreement”); and
WHEREAS, the General Partner has determined that it is in the best interest of the Partnership and its partners to amend the Original LP Agreement in accordance with Section 6.1 thereof, as set forth herein; and
WHEREAS, pursuant to Section 6.1(g) of the Original LP Agreement, the General Partner has the power, without the consent of the other partners, to amend the Original LP Agreement as contemplated by this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party to this Amendment, intending to be legally bound, agree as follows:

1.The definition of “Assumed Tax Liability” set forth in Section 1.1 of the Original LP Agreement is hereby deleted in its entirety and replaced with:
“Assumed Tax Liability” means, with respect to a Partner for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the General Partner reasonably estimates would be due from such Partner as of such Tax Distribution Date for such taxable period, (i) assuming such Partner earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner by the Partnership for such taxable period, (ii) taking into account the carryover of items of loss, deduction, credit and expense previously allocated to such Partner for a taxable year (or portion thereof) beginning on or after the Closing Date and that may be carried forward and used to offset income allocated to such Partner by the Partnership for a subsequent taxable year under the Code (or comparable provision of state tax law), (iii) assuming that such Partner is subject to tax at the Assumed Tax Rate, (iv) computed without regard to any increases to the tax basis in the Partnership pursuant to Sections 734(b) or 743(b) of the Code and (v) tax distributions shall be reduced by (1) any taxes withheld with respect to income allocated or distributions made to such Partner and (2) any taxes paid by the Partnership on behalf of such Partner, including in connection with the filing of any composite tax return or any pass-through entity tax election for state tax purposes. In the case of the Special Limited Partner, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Special Limited Partner is required to make payments under the Tax Receivable Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Partnership prior to the Closing Date shall be disregarded for purposes of calculating any Partner’s Assumed Tax Liability.
2.The definition of “Assumed Tax Rate” set forth in Section 1.1 of the Original LP Agreement is hereby deleted in its entirety and replaced with:
“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes

Confidential
to the extent applicable), applicable to (A) an individual residing in the State of Illinois or (B) a corporation doing business in Illinois during each applicable Fiscal Quarter with respect to such taxable income as determined by the General Partner in good faith (and subject to the approval of the Original Limited Partner Representative).
3.Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be executed by a duly authorized officer as of the date first above written.

RSI GP, LLC

By: /s/ Kyle Sauers
Name:     Kyle Sauers
Title:     Chief Financial Officer